FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

This First Amendment to Purchase And Sale Agreement And Escrow Instructions (“Amendment”) is made between Presstek, Inc., a Delaware corporation (“Seller”) and EJC Properties, LLLP, an Arizona limited liability limited partnership, and/or Permitted Assigns (“Purchaser”), with reference to the following recitals.

RECITALS

A.           Seller and Purchaser are parties to that certain Purchase and Sale Agreement and Escrow Instructions, dated April 24, 2008 (the “Agreement”).

B.           Seller and Purchaser wish to amend the Agreement on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.           Feasibility Waiver Notice.  Purchaser acknowledges that the Property Review Period has expired and that this Amendment shall constitute the Feasibility Waiver Notice contemplated by Section 5.2 of the Agreement.

2.           Closing Date.  The Closing Date shall be July 14, 2008.

3.           Leaseback.  Seller and Purchaser approve the final form of Leaseback attached hereto as Exhibit “A” and incorporated herein by this reference.

4.           Tenant Improvements.  Exhibit “H” of the Agreement is hereby amended to delete the last two items set forth thereon (i.e., “Restrooms” and “Break and Conference Rooms”).

5.           Excess TI Cost.

5.1           Notwithstanding the terms of the Excess TI Cost Notice given by Purchaser to Seller on June 12, 2008, Seller and Purchaser agree that the Excess TI Cost shall be Three Hundred Fifty-Nine Thousand Ninety-Two and No/100 Dollars ($359,092.00).

5.2           At the Closing, Escrow Agent shall retain the Excess TI Cost in escrow.  At such time as Purchaser has incurred actual out-of-pocket costs for the Tenant Improvements in an amount equal to the TI Cap [Three Hundred Seventy-Seven Thousand Nine Hundred Twenty and No/100 Dollars ($377,920.00)], Purchaser shall give written notice to Seller and Escrow Agent of such fact (the “TI Cap Notice”).  The TI Cap Notice shall be certified to Seller and Escrow Agent by Purchaser’s chief financial officer.

5.3           Thereafter, Purchaser shall be entitled, not more frequently than every thirty (30) days, to submit draw requests to Escrow Agent (with a copy to the Seller) requesting payment from the Excess TI Cost (each, a “Draw Request”).  The Draw Requests shall be certified to Seller and Escrow Agent by Purchaser’s chief financial officer.  The first Draw Request shall set forth the amount by which Purchaser’s actual out-of-pocket costs for the Tenant Improvements have exceeded the TI Cap.  Subsequent Draw Requests shall set forth the amount of actual out-of-pocket costs for the Tenant Improvements incurred by Purchaser since the last payment from escrow on account of a Draw Request.  Each Draw Request shall contain a recap of the Excess TI Cost, each Draw Request, and each payment from escrow on account of a Draw Request, and shall include invoices from the Contractor (as that term is defined in Paragraph 6) in the amount of the applicable Draw Request and conditional lien waivers from all contractors, subcontractors, and other parties that would be entitled to record a lien against the Premises if not timely paid.

5.4           Escrow Agent shall pay Purchaser the amount of the Draw Request on the fifth (5th) business day after receipt of the Draw Request, unless within such five (5) business day period, Seller objects to the Draw Request, which objection must be in writing and given to Purchaser and Escrow Agent (“Objection Notice”).  If Seller gives an Objection Notice, Seller and Purchaser shall promptly attempt to resolve the dispute involving the Draw Request and notify Escrow Agent in writing of such resolution.  If Escrow Agent does not receive written notice from Seller and Purchaser of such resolution, Escrow Agent shall not disburse the amount set forth in the Draw Request.  If such resolution is not achieved within five (5) days after the Objection Notice is given, Lessor and Lessee shall have all rights and remedies at law and in equity.

5.5           Once the Tenant Improvements have been finally completed, Purchaser shall give Seller and Escrow Agent written notice of such final completion which shall be accompanied by a certification from Purchaser’s architect that the Tenant Improvements have in fact been finally completed and final lien waivers from all contractors, subcontractors, and other parties that would be entitled to record a lien against the Premises if not timely paid (the “Notice of Final Completion”).  Upon receipt of the Notice of Final Completion, Escrow Agent shall disburse any remaining balance of the Excess TI Cost to Seller.

5.6           Purchaser shall not be liable for any costs or delays incurred in connection with the Tenant Improvements that are due to the fact that any aspect of the Property that was constructed prior to the Closing Date was, at the time it was constructed, constructed in violation of any applicable code.

5.7           If required by Escrow Agent, Seller and Purchaser shall execute such supplementary instructions as Escrow Agent may reasonably require; provided, however, such instructions shall not be inconsistent with the terms of this Amendment.  Seller shall pay Escrow Agent’s fees for undertaking the responsibilities set forth in this Paragraph 5.

6.           Bidding of Tenant Improvements Work.  Purchaser shall bid the Tenant Improvements work to not less than three (3) reputable, licensed and bonded general contractors, none of whom shall be affiliated with Purchaser.  Purchaser shall award the bid to the lowest conforming bidder

(the “Contractor”) and, at Purchaser’s request, shall give Purchaser a reasonable opportunity to work with the general contractor and Purchaser’s architect to value engineer and otherwise revise the working drawings for the Tenant Improvements to attempt to lower the cost of the Tenant Improvements.

7.           Assignment of Purchaser’s Rights.  Pursuant to Section 19.6 of the Agreement, Purchaser hereby assigns all of its right, title and interest under the Agreement to 2030 East, L.L.C., an Arizona limited liability company (“Assignee”).  By its signature below, Assignee agrees to assume all undischarged obligations and liabilities of Purchaser under the Agreement.  Assignee’s address for notices under the Agreement shall be the same as for Purchaser.  Such assignment and assumption shall not release Purchaser from any of its obligations and liabilities under the Agreement.

8.           Fax; Counterparts.  This Amendment may be executed by facsimile signatures and in counterparts.

9.           Definitions.  Any capitalized term used in this Amendment and not defined herein shall have the meaning set forth in the Agreement.

10.           Full Force and Effect.  The Agreement, as modified by this Amendment, remains in full force and effect.  In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall control.

DATED as of June 27, 2008.

SELLER: Presstek, Inc., a Delaware corporation By: Name: Its:	PURCHASER: EJC Properties, LLLP, an Arizona limited liability limited partnership By: Name: Its:

Accepted and agreed to:

2030 East, L.L.C.,
an Arizona limited liability company

By:
      Eddy O. Chernicki
Its: Manager
ACCEPTANCE BY ESCROW AGENT

Escrow Agent hereby acknowledges receipt of a fully executed copy or counterpart copy of this Amendment and agrees to comply with the terms applicable to it in accordance with the provisions hereof.  Escrow Agent further agrees to immediately deliver to Purchaser and Seller copies or counterpart copies of this fully executed Amendment.

TITLE SECURITY AGENCY OF ARIZONA

By:
Name:
Title:

EXHIBIT “A”
[Final form of Leaseback]